CNB BANCORP, INC.

   Principal Office - 10-24 North Main Street, Gloversville, New York 12078

                ---------------------------------------------

                               PROXY STATEMENT
                                     FOR
                        ANNUAL MEETING OF SHAREHOLDERS

                          To Be Held April 17, 2001

                 --------------------------------------------

                             GENERAL INFORMATION

                  This proxy statement is furnished in connection with the solicitation, by the Board of Directors of CNB Bancorp, Inc., a New York corporation (the "Company"), of proxies to be voted at the Annual Meeting of Shareholders to be held at 4:00 p.m. on Tuesday, April 17, 2001, at the Holiday Inn, 308 North Comrie Avenue, Johnstown, New York 12095. At the Annual Meeting, shareholders of the Company are being asked to consider and vote upon the election of four directors for three year terms. This proxy statement and the form of proxy are first being sent to shareholders on March 16, 2001. Proxies may be revoked by (i) filing with the Secretary of the Company at or before the Annual Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or prior to the Annual Meeting, or (iii) attending the Annual Meeting and voting in person (although attendance at the meeting will not, in and of itself, constitute revocation of a proxy).

                  All shares represented by valid proxies sent to the Company to be voted at the Annual Meeting will be voted if received in time. Each proxy will be voted in accordance with the directions of the shareholder executing such proxy. If no directions are given, proxies will be voted FOR the nominees presented herein.

                  Proxies will be solicited by mail. They may also be solicited by directors, officers, and regular employees of the Company and the City National Bank and Trust Company (the "Bank"), a wholly-owned subsidiary of the Company, personally or by telephone, but such persons will receive no additional compensation for such services. The Company will bear all costs of soliciting proxies. In addition the Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of the Company's common stock on the record date, bear their reasonable expenses for mailing copies of this Proxy Statement, the form of proxy and Notice of Annual Meeting, to the beneficial owners of such shares.

As of March 1, 2001, there were 2,332,469 shares of common stock, $2.50 par value, of the Company issued and outstanding. Only holders of such stock at the close of business on March 1, 2001 are entitled to notice of and to vote at the Annual Meeting. Each shareholder of record on that date is entitled to one vote for each share held.

                              VOTING PROCEDURES

A quorum consists of a majority of the shares entitled to vote represented at the annual meeting in person or by proxy. Abstentions and broker non-votes (arising from the absence of discretionary authority on the part of a broker-dealer to vote shares of common stock held in street name for customer accounts) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Once a share is represented at the meeting it is deemed present for quorum purposes throughout the meeting or any adjourned meeting unless a new record date is or must be set for the adjourned meeting.

The four nominees for director who receive the largest number of votes cast "For" will be elected as directors if a quorum is present. Shares represented at the annual meeting in person or by proxy but withheld or otherwise not cast for the election of directors, including abstentions and broker non-votes, will have no impact on the outcome of the election.

        No person is known to the Company to be the beneficial owner of more than five per cent of the Company's common stock.

              SHAREHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

        In order for shareholder proposals to be eligible for inclusion in the Company's proxy material relating to its 2002 Annual Meeting, they must be directed to the Secretary of the Company and received no later than November 16, 2001.

Any shareholder who intends to propose any other matter to be acted upon at the 2002 Annual Meeting of Shareholders must inform the Company by January 30, 2002, or if notice is not provided by that date, the persons named in the Company's proxy for the 2002 Annual Meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been discussed in the proxy statement for the 2002 Annual Meeting.

                            ELECTION OF DIRECTORS

        The by-laws of the Company provide that the Board of Directors shall consist of not less than five nor more than 25 members and that the total number of directors may be fixed by action of the Board of Directors or the shareholders. The by-laws further provide that the directors shall be divided into three (3) classes as nearly equal in number as possible, known as Class 1, consisting of not more than eight (8) directors; Class 2, consisting of not more than eight (8) directors; and Class 3, consisting of not more than nine (9) directors. Each class holds office for a term of three years, but only one class comes up for election each year. The Board of Directors has fixed the number of directors at eleven. A total of four people have been designated by the Board as nominees for election at this meeting for three-year terms as directors in Class 3, to expire at the annual meeting to be held in 2004. Each director shall serve until his successor shall have been elected and shall qualify, even though his term of office as herein provided has otherwise expired, except in the event of his earlier resignation, removal or disqualification.

        Nominations for directors to be elected at an annual meeting of shareholders, must be submitted to the Secretary of the Company in writing not later than the close of business on the thirtieth (30th) day immediately preceding the date of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of common stock of the Company that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of common stock of the Company owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the presiding officer of the meeting.

        All nominees are currently directors of the Company and of the Bank and will be nominated for election to serve until their successors are elected.

        It is the intention of the persons named in the proxy to vote for the election of the following nominees, all of whom have consented to be named in this Proxy Statement, to serve if elected, and to hold office until their successors are elected and qualified. If any nominee is unavailable for election or declines to serve, the shares may be voted for a substitute nominee. The names of the nominees for election for a term of three years and certain information as to each of them are as follows:



Name, Age, Other Positions with
the Company, Principal Occupation                         No. of Common Shares   Percent
and Directorships of Other            Director   Term     Beneficially Owned on  of Shares
Publicly Owned Companies              Since<F1>  Expires  January 31, 2001<F2>   Outstanding
------------------------              --------   -------  ---------------------  -----------

CLASS 3

George A. Morgan, 58
Vice President and Secretary
of the Company
Executive Vice President,
Cashier and Trust Officer
of the Bank                           1991       2001      44,574.<F3>           1.82

Clark D. Subik, 46
President
Superb Leather, Inc.
Leather Merchandiser                  1995       2001       7,100.<F4>            .30

Deborah H. Rose, 50
Retired Vice President
Hathaway Agency, Inc.
General Insurance                     1996       2001       7,025.<F5>            .29

Theodore E. Hoye, III, 52
President
First Credit Corporation
Financing & Insuring of
Manufactured Housing                  1998       2001      11,415.<F6>            .48


<F1>  Year in which Director was first elected to the Board of Directors of the
      Company or the Bank.

<F2>  Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

<F3>  Includes 43,350 shares issuable upon the exercise of exercisable stock options.
<F4>  Includes 500 shares owned jointly with spouse.

<F5>  Includes 500 shares owned jointly with spouse.

<F6>  Includes 6,600 shares in the name of First Credit Corporation and 4,140 shares in a Money Purchase and Profit Sharing Plan.

<F7>  Includes 64,950 shares issuable upon the exercise of exercisable stock options.
<F8>  Includes 600 shares owned individually by his spouse.

<F9>  Includes 1,140 shares issuable upon the exercise of exercisable stock options.

<F10> Includes 51,000 shares owned individually by spouse.

<F11> Includes 1,077 shares owned individually by his spouse.

<F12> Includes 1,140 shares issuable upon the exercise of exercisable stock options.



The Board of Directors unanimously recommends that shareholders vote in favor of these nominees.

The following named members of the Board of Directors of CNB Bancorp, Inc. will continue in office until the end of their terms:



Name, Age, Other Positions with
the Company, Principal Occupation                         No. of Common Shares   Percent
and Directorships of Other            Director   Term     Beneficially Owned on  of Shares
Publicly Owned Companies              Since<F1>  Expires  January 31, 2001<F2>   Outstanding
------------------------              --------   -------  ---------------------  -----------

CLASS 1

William N. Smith, 60
Chairman of the Board,
President and Chief Executive
Officer of the Company and the Bank   1982       2002      67,950.<F7>            2.75

Brian K. Hanaburgh, 51
Owner
D/B/A McDonald's Restaurants
Fast Food Restaurants                 1994       2002       2,100.<F8>             .09

Richard D. Ruby, 52
President
Ruby & Quiri, Inc.
Home Furnishings Retailer             1999       2002       4,252.<F9>             .18

CLASS 2

John C. Miller, 70
President
John C. Miller, Inc.
Automobile Dealer                     1971       2003      75,000.                3.12

Frank E. Perrella, 73
President
Sira Corp
Consultant                            1980       2003      52,076.<F10>           2.17

Robert L. Maider, 69
Attorney-at-Law
Maider & Smith                        1981       2003      20,268.<F11>            .84

Timothy E. Delaney, 38
President
Delaney Construction Corp.
Heavy/Highway Construction            1999       2003       7,688.<F12>            .32

Beneficial Ownership by All
Directors and Executive Officers
as a Group                                                302,948                12.06


<F1>  Year in which Director was first elected to the Board of Directors of the
      Company or the Bank.

<F2>  Except as otherwise noted, none of the named individuals shares with another person either voting or investment power as to the shares reported.

<F3>  Includes 43,350 shares issuable upon the exercise of exercisable stock options.
<F4>  Includes 500 shares owned jointly with spouse.

<F5>  Includes 500 shares owned jointly with spouse.

<F6>  Includes 6,600 shares in the name of First Credit Corporation and 4,140 shares in a Money Purchase and Profit Sharing Plan.

<F7>  Includes 64,950 shares issuable upon the exercise of exercisable stock options.
<F8>  Includes 600 shares owned individually by his spouse.

<F9>  Includes 1,140 shares issuable upon the exercise of exercisable stock options.

<F10> Includes 51,000 shares owned individually by spouse.

<F11> Includes 1,077 shares owned individually by his spouse.

<F12> Includes 1,140 shares issuable upon the exercise of exercisable stock options.



                  BOARD MEETINGS AND COMMITTEES OF THE BOARD

              The Board of Directors of the Company met eight times during 2000. All members attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of which they are members, except for Mr. Subik.

              The Board of Directors of the Company does not have a standing nominating committee. This function is performed by the Board's Executive Committee which met four times during 2000. Its members are Messrs. Smith, Chairman; Hanaburgh, Morgan and Ms. Rose, and in addition, up to two other members of the Board may serve as rotating members on a monthly basis. The Executive Committee reviews and recommends to the full Board of Directors nominees for election or re-election as directors. The Executive Committee will consider the names of individuals recommended by shareholders for nomination to be directors of the Company. Persons wishing to recommend individuals for consideration should send such recommendations to the Secretary of the Company.

              The Company has a standing audit committee. Its members are Ms. Rose, Chairwoman; Delaney, Hoye and Subik. The Audit Committee met six times in 2000. The responsibilities of the Audit Committee include recommending the appointment of and overseeing a firm of independent auditors whose duty it is to audit the books and records of the Company and its subsidiaries for the fiscal year for which they are appointed; monitoring and analyzing the results of internal and regulatory examinations; and monitoring the Company's and its subsidiaries' financial and accounting organization and financial reporting.

              The Compensation Committee of the Board of Directors of the Bank functions as the Standing Compensation Committee of the Board of Directors of the Company. This Committee met twice in 2000. Its members are Messrs. Perrella, Chairman; Easterly and Miller. The Committee reviews the salaries and other forms of compensation of the key executive officers of the Company and the Bank, reviews salary policies and general salary administration throughout the Bank and recommends to the Board of Directors profit sharing contributions to be made to the Employee Profit Sharing Plan.

                            AUDIT COMMITTEE REPORT

              The Audit Committee of the Board of Directors of the Company is responsible for providing independent, objective oversight of the Company's accounting functions, internal controls and financial reporting process. The Audit Committee is composed of four directors, each of whom is independent as defined by the National Association of Securities Dealers' listing standards. The Audit Committee operates under a written charter approved by the Board of Directors. A copy of the charter is attached to this Proxy Statement as Appendix A.

              Management is responsible for the Company's internal controls and financial reporting process. The Company's independent accountants, KPMG LLP ("KPMG"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee the financial reporting and audit processes.

              In connection with these responsibilities, the Company's Audit Committee met with management and the independent accountants to review and discuss the Company's December 31, 2000 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). Fees for services provided by the independent accountants for the fiscal year ended December 31, 2000 were as follows: audit fees (including $4,000 for each of three quarterly reviews and $11,200 of reimbursable expenses) - $83,200; financial information systems design and implementation fees - none ; and all other fees (which consisted primarily of tax compliance services) - $43,045. The Audit Committee discussed KPMG's independence with KPMG and has considered whether the non-audit services provided by KPMG during the fiscal year ended December 31, 2000 were compatible with maintaining KPMG's independence. The Audit Committee has concluded that the non-audit services provided do not impair the independence of KPMG.

              Based upon the Audit Committee's discussions with management and the independent accountants, and its review of the information described in the preceding paragraph, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, to be filed with the Securities and Exchange Commission.

                                                   THE AUDIT COMMITTEE

                                                   Deborah H. Rose, Chairwoman
                                                   Timothy E. Delaney
                                                   Theodore E. Hoye, III
                                                   Clark D. Subik

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file reports of ownership and changes in ownership with the Securities and Exchange Commission. The Company assists executive officers and directors in filing the required reports and, to its knowledge during the year 2000, all filing requirements applicable to officers and directors were met.

                            SELECTION OF AUDITORS

              KPMG LLP ("KPMG") has served the Company as its independent auditors for over twenty-five years. Selection of auditors for the current year will be made at the meeting of the Board of Directors scheduled for April 30, 2001. We anticipate that KPMG will be selected. We expect representatives of KPMG to be present at the Annual Meeting with the opportunity to make statements if they so desire and to be available to respond to appropriate questions raised at the meeting.

                       EXECUTIVE OFFICERS COMPENSATION

              The following Summary Compensation Table shows the annual and long-term compensation for the last three fiscal years for the Company's Chief Executive Officer, and Executive Vice President, the only executive officers of the Company or the Bank whose total salaries and bonuses exceeded $100,000 in 2000.



                         SUMMARY COMPENSATION TABLE

                                                        Long-Term
                                Annual Compensation     Compensation

                                                        Securities
Name and                                                Underlying    All Other
Principal Position             Year  Salary    Bonus    Options(#)    Compensation<F1>
--------------------------------------------------------------------------------------

William N. Smith, Chairman     2000  $202,520  $22,765       0         14,151
of the Board, President and    1999  $193,350  $17,360  39,900        $13,121
Chief Executive Officer of     1998  $184,250  $ 7,040  45,000        $11,973
the Company and the Bank

George A. Morgan               2000  $138,165  $16,191       0        $ 9,738
Vice President and             1999  $132,350  $12,420  26,700         $9,206
Secretary of the Company       1998  $125,250  $ 4,680  30,000         $8,207
and Executive Vice-President,
Cashier and Trust Officer
of the Bank


<F1> The amounts shown in this column for the year 2000 were derived from the following figures:



                     AGGREGATED OPTION EXERCISES IN 2000
                          AND YEAR-END OPTION VALUES

The following table sets forth the options exercised in 2000 and the December 31, 2000 unexercised value of both vested and unvested options for the named executives.

                                                           Value of
                                            Number of      Unexercised
                                            Unexercised    In-the-Money
                                            Options        Options
                  Shares                    at Year End(#) at Year End($)
                                            -------------- ---------------
                               Acquired On        Value Exercisable/
     Exercisable/
Name              Exercise(#)  Realized($)  Unexercisable  Unexercisable(1)
---------------------------------------------------------------------------

William N. Smith  0            0            64,950/19,950  $149,850/$29,925

George A. Morgan  0            0            43,350/13,350  $ 99,900/$20,025

None of the named executive officers elected to exercise any options during the fiscal year ended December 31, 2000.

(1) Value is based on the difference between the fair market value of the securities underlining the options and the exercise price of the options at December 31, 2000. The actual amount, if any, realized upon the exercise of stock options will depend upon the market value of the Company's common stock relative to the exercise price per share of the optioned stock at the time the stock option is exercised.

                           EMPLOYMENT ARRANGEMENTS

The Company and the Bank have entered into agreements with William N. Smith and George A. Morgan which provide that if a "change of control" of the Company or the Bank should occur, Mr. Smith and Mr. Morgan will be entitled to continued employment by the Company and the Bank for a minimum of five years following the "change of control" with the same position and duties held at the time of a "change of control" and at salaries which are no less than those in effect at the time the "change of control" occurs. If, within five years of a "change of control", the Company or the Bank should terminate Mr. Smith's or Mr. Morgan's employment for reasons other than "cause" or disability or if Mr. Smith or Mr. Morgan should resign for "good reason" he would be entitled to a lump sum termination payment equal to three times his annual compensation plus, if applicable, a grossed up amount so that the after tax amount is equal to any excise tax imposed on such termination payment pursuant to Internal Revenue Code Section 4999.

                          COMPENSATION OF DIRECTORS

        At present, directors of the Company are not compensated in any way for their services. The directors of the Bank are the same individuals who are directors of the Company. Directors of the Bank are compensated for all services as directors, as follows:

        For attending regular and special meetings of the Board; $600.00 for each meeting. For service as regular members of the Executive and Discount Committee, except salaried officers; $11,700.00 per annum, payable quarterly. For service as special members of the Executive and Discount Committee; $900.00 for the month of service. For service as members of the Trust Investment Committee, except salaried officers; $2,700.00 per annum, payable quarterly. For service as members of the Examining Committee; $225.00 for each meeting attended. In addition to the foregoing, the Chairman of the Examining Committee receives an annual fee of $600.00, payable quarterly. For service as members of the Compensation Committee, $225.00 for each meeting attended.

                        COMPENSATION PURSUANT TO PLANS

Retirement Plans - The following table shows the estimated annual benefits payable upon retirement under the pension plans of the Bank based on specific compensation and years of service classifications.

           ESTIMATED ANNUAL BENEFITS FOR YEARS OF SERVICE INDICATED

Highest 5-Year Average  20 Years  30 Years  40 Years
Base Compensation       Service   Service   Service

$ 25,000                $ 6,300   $  9,450  $ 12,588
  50,000                 14,060     21,090    27,730
  75,000                 22,810     34,215    44,605
 100,000                 31,560     47,340    61,480
 125,000                 40,310     60,465    78,355
 150,000                 49,060     73,590    95,230
 175,000                 57,810     86,715   112,105
 200,000                 66,560     99,840   128,980
 250,000                 84,060    126,090   162,730


              The Bank has a non-contributory defined benefit retirement plan by participation in the New York State Bankers Retirement System. This Plan covers all employees of the Bank age 21 years, and less than 65 years, with more than one year of service who complete 1,000 or more hours of service during the year. Benefits are based on the number of years of service and salary at retirement. An employee becomes fully vested in the Plan after five years of service. The amount of contributions, payment, or accrual, in respect to a specified person, is not and cannot readily be separately or individually calculated by the actuaries of the Plan. During 2000, the aggregate amount expensed for retirement contributions to the Plan equaled approximately 2.51% of the total covered remuneration paid to participants in the Plan. In addition, the Bank has entered into an Agreement with William N. Smith whereby the Bank has agreed to pay Mr. Smith a supplemental retirement benefit equivalent to the excess of the benefit he would receive under the Plan if the compensation limitations provided by Section 401 (a) (17) of the Internal Revenue Code did not exist over his Plan benefit. The Agreement also provides that, for purposes of computing the supplemental benefit payable to Mr. Smith, he will receive credit for an additional ten years of service beyond his actual service with the Bank and the Company. Mr. Smith's supplemental retirement benefit under this Agreement is only payable on his termination of employment on or after his normal retirement date, his earlier death or disability or if his employment terminates within four years of a change in control of the Company or the Bank. The Bank has purchased a life insurance policy on Mr. Smith's life so that it will have funds available to satisfy its obligations under this Agreement. This life insurance is held in a so-called "Rabbi" trust but is available to the creditors of the Bank. Under the Plan, as supplemented by the Agreement, each participant who retires at age 65 is entitled to receive an annual retirement income for life equal to 1.75% of the average of the highest consecutive five years of compensation during his or her career (average compensation) times creditable service up to 35 years, plus 1.25% of the average compensation times creditable service in excess of 35 years (up to five such years), less .49% of the final three year average compensation (limited to covered compensation, which is defined as the average of the individual's last 35 years of taxable social security wage base), times creditable service up to 35 years. Estimated annual benefits to individual employees for the years of service indicated, exclusive of social security benefits, are shown in the preceding table. (The Plan and the Agreement contain provisions for optional benefits of equivalent actuarial value which may be elected by the employee.) As of December 31, 2000, William N. Smith had 25 years of credited service with the Bank and George A. Morgan had 33 years.

              Profit Sharing Plans - The Bank has a deferred profit sharing plan. At present, the profit sharing plan provides for annual contributions, if any, by the Bank, at the discretion of the Board of Directors. Employees are eligible to participate in the profit sharing plan after completing one year of service with the Bank and having reached age 21 years. Contributions on behalf of participating employees are allocated to participants' shares in proportion to their annual compensation. Amounts expensed for deferred profit sharing plan contributions are included in the above summary compensation table. Participants are fully vested over a six year period. Contributions are invested and administered by the Bank as sole trustee and administrator. In addition, the Agreement between William N. Smith and the Bank provides that Mr. Smith will receive credit in an account maintained on the books of the Bank for an amount equal to the difference between the amount actually credited to Mr. Smith's account under the profit sharing plan and the contribution he would have received without regard to the compensation limitations of Section 401 (a) (17) of the Internal Revenue Code. The balance in Mr. Smith's supplemental profit sharing account is payable on his termination of employment on or after his normal retirement date, his earlier death or disability or if his employment terminates within four years of a change in control of the Company or the Bank. The Bank is contributing money to the "Rabbi" trust previously referred to so that it will have funds available to satisfy its obligation under the Agreement to pay Mr. Smith supplemental profit sharing benefits.

              Director Fees Plan - The Bank has a deferred fees plan for directors. This plan allows directors the election to defer the receipt of meeting fees to a future date. Deferred fees are credited, together with interest accruing thereon, to a separate liability account. Interest is credited annually at a rate of twenty-five basis points above the six month Treasury Bill average discounted rate for the year. The balance of any account is payable to the director, or to his designated beneficiaries, in a lump sum or in up to ten annual installments, at the election of the director. Payments begin on a date specified by the director or upon his termination as a director of the Bank, whichever is applicable.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

              The objective of the Bank's compensation program is to attract and retain high quality personnel to lead the organization in a changing industry, to produce sustainable, profitable earnings in support of shareholder interests, to meet customer needs and to serve the communities in which the Company and the Bank operate.

              The Compensation Committee reviews executive compensation policies and levels and evaluates the performance of management in the context of the Company's performance.

              Appropriate base salaries and bonuses are determined by analysis of salary data on positions of comparable responsibility within banking industry peer groups. Holiday bonuses are paid to all Bank employees and are equal to approximately two weeks base salary.

              The Company's performance is measured by analysis of selected peer group comparisons, with a major consideration given to net income.

              Members of the Compensation Committee are: Frank E. Perrella, Chairman; Clark Easterly, Sr., and John C. Miller. No member of the Compensation Committee is or was formerly an officer of the Company or the Bank.

                              PERFORMANCE GRAPH

              The following line graph presentation compares the five-year cumulative total shareholder return on CNB Bancorp, Inc.'s common stock against the cumulative total return of the Standard & Poor's 500 Index and the Keefe, Bruyette & Woods, Inc. 50 Bank Index (KBW 50). The graph assumes that $100 was invested on December 31, 1995 and includes both price change and reinvestment of cash dividends. Graph points are as of December 31 of each year. The KBW 50 Index is made up of fifty of the nation's most important banking companies, including both money center and major regional banks, and is considered to be representative of the price performance of the nation's largest banks. It should be kept in mind that, by design, the KBW 50 Index does not reflect the price or total return performance of smaller banking companies.

                          RELATED PARTY TRANSACTIONS

              Directors and executive officers of the Company and their associates were customers of, or had transactions with, the Company or the Bank or other subsidiaries in the ordinary course of business during 2000. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral where applicable, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

              As part of its lending business, the Bank purchases automobile installment loan contracts from various car dealers. One of the services for these loan contracts is Rose Buick Pontiac GMC, Inc., a car dealership owned and operated by Thomas Rose. Mr. Rose is the husband of Deborah Rose, a director of the Company. During 2000, the Bank paid net finance income of $67,907 to Rose Buick Pontiac GMC, Inc. for installment loan contracts purchased from it.

              During 2000, the Company purchased all of the capital stock of Hathaway Agency, Inc., enabling the Company to expand into the insurance agency business. Deborah Rose, one of the shareholders of Hathaway Agency, Inc., received $118,000 for her shares. Ms. Rose did not participate in the determination by the Board of Directors of the Company to authorize the purchase of the Hathaway Agency, Inc.

              During 2000, the Bank purchased installment loan contracts from First Credit Corporation of New York, Inc. and paid it $140,466 in servicing fees. First Credit Corporation of New York, Inc. engages in the business of developing and servicing retail sales and installment loan contracts for the manufactured housing industry with various lending institution. Mr. Hoye, a director of the Company, owns and operates First Credit Corporation of New York, Inc.

              Robert L. Maider, who is a member of the Board of Directors, is a partner of the law firm of Maider & Smith, which the Bank has retained in the past and proposes to retain in the current fiscal year. During 2000, the Bank made payments to this firm for services in the amount of $41,745.96.

Each of these transactions and relationships was entered into on an arms' length basis. Management of the Company believes that all amounts paid by the Company or the Bank in those transactions have been at competitive rates or prices.

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                                OTHER MATTERS

              As of the date of this Proxy Statement, the Board of Directors does not know of any matter other than as indicated above that will come before the meeting. In the event that any other matter properly comes before the meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies in accordance with their best judgment on such matters.

              A COPY OF FORM 10K (ANNUAL REPORT) FOR 2000, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BY THE COMPANY, IS AVAILABLE TO SHAREHOLDERS FREE OF CHARGE BY WRITTEN REQUEST TO GEORGE A. MORGAN, VICE PRESIDENT AND SECRETARY, CNB BANCORP, INC. 10-24 NORTH MAIN STREET, GLOVERSVILLE, NY 12078.

              All shares represented by proxies sent to the Company to be voted at the Annual Meeting will be voted if received in time.

                      By Order of the Board of Directors

                               George A. Morgan
                          Vice President & Secretary

March 16, 2001
Enclosure

               PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY NOW

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                                  APPENDIX A

                              CNB BANCORP, INC.
                           AUDIT COMMTTTEE CHARTER

I.     PURPOSE

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities by reviewing the Company's systems of internal controls regarding finance, accounting and legal compliance.

The Audit Committee's primary duties and responsibilities are to:

              Serve as an independent and objective committee to monitor the Company's financial reporting process and internal control system.

              Review and appraise the audit efforts of the Company's internal audit department, compliance department and independent auditors.

              Provide an open avenue of communication among senior management, independent auditors, internal audit department and the Board of Directors.

The Audit Committee should encourage adherence and continuous improvement of the Company's policies, procedures and practices at all levels.

II.    COMPOSITION

The Audit Committee shall be comprised of three or more outside and independent directors. Independent to be defined as having no relationship to the corporation that may interfere with the exercise of their independent judgment. All committee members shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall have accounting or related financial management expertise. The members and chairman are appointed by the Board.

III.   MEETINGS

The Committee shall meet at least four times annually, or more as needed. The Committee will meet with the internal auditor and compliance officer quarterly, independent auditors annually and senior management as circumstances dictate.

IV.    RESPONSIBILITIES AND DUTIES

       A.  Documents/Reports Review

           1.  Review and approve internal auditor's audit schedule.

           2.  Review and approve compliance officer's work schedule.

           3. Review internal audit reports, reports to management and management's response.

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           4.  Review compliance reports, reports to management and
               management's response.

           5. Report to the Board of Directors quarterly on the review of audit and compliance reports.

           6.  Confirm and assure objectivity of internal auditor.

           7. Review performance of internal auditor annually and recommend compensation.

           8. Review and update this Charter annually and amend as circumstances dictate.

       B.  Independent Auditors

           1. Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness. On an annual basis, the Committee should review and discuss with the accountants all relationships the accountants have with the Company to determine their independence.

           2. Review the performance of the independent accountants and approve any proposed discharge of the accountants when circumstances warrant.

           3. Periodically consult with the independent accountants out of the presence of management about internal controls and the accuracy of the Company's financial statements.

       C.  Financial Reporting Processes

           1. In consultation with the independent accountants and the internal auditor, review the integrity of the Company's financial reporting processes, both internal and external.

           2. Consider the independent accountant's judgments about the quality and appropriateness of the Company's accounting principles as applied to its financial reporting.

           3. Consider and approve, if appropriate, major changes to the Company's auditing and accounting principles and practices, as suggested by the independent accountants, management or the internal auditor.

       D.  Process Improvement

           1. Upon completion of the annual audit, review separately with each of management, the independent accountants and internal auditor any significant difficulties encountered during the course of the audit.

           2. Review any significant disagreement among management and the independent accountants or the internal auditor regarding the preparation of the financial statements.

           3. Review with the independent accountants, the internal auditor and management the extent to which changes or improvements in financial or accounting practices are necessary and when they have been implemented.

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